UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ____6____)*
                     Valmont Industries, Inc.
________________________________________________________________________________
                               (Name of Issuer)
                     Common
________________________________________________________________________________
                        (Title of Class of Securities)
                                  920253101
                         ____________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                         Page 1 of 3 pages
CUSIP NO. 920253101
          ---------
                                     13G
_______________________________________________________________________________
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            State of Wisconsin Investment Board
                39-6006423
_______________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                              (a)_____
            Not Applicable                         (b)_____
_______________________________________________________________________________
3   SEC USE ONLY


_______________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION

            Madison, Wisconsin
_______________________________________________________________________________
                  5   SOLE VOTING POWER
  NUMBER OF                              805,000
   SHARES         _____________________________________________________________
BENEFICIALLY      6   SHARED VOTING POWER
  OWNED BY                               Not Applicable
    EACH          _____________________________________________________________
 REPORTING        7   SOLE DISPOSITIVE POWER
   PERSON                                805,000
    WITH          _____________________________________________________________
                  8   SHARED DISPOSITIVE POWER
                                         Not Applicable
_______________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            805,000
_______________________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN
     SHARES *
            Not Applicable
_______________________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.97%
_______________________________________________________________________________
12  TYPE OF REPORTING PERSON *

            EP (Public Pension Fund)
_______________________________________________________________________________

                    * SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 3 pages


ITEM 1.  ISSUER
         (a)  Valmont Industries, Inc.
         (b)  Highway 275
              Valley, NE. 68064
ITEM 2.  PERSON FILING
         (a)  State of Wisconsin Investment Board
         (b)  P.O. Box 7842
              Madison, WI 53707
         (c)  Wisconsin State Agency
         (d)  See cover page
         (e)  See cover page

ITEM 3. THIS STATEMENT IS FILED PURSUANT TO 13D-1(B) OR 13D-2(B) AND THE STATE OF WISCONSIN INVESTMENT BOARD IS A GOVERNMENT AGENCY WHICH MANAGES PUBLIC PENSION FUNDS SUBJECT TO PROVISIONS COMPARABLE TO ERISA.

ITEM 4. OWNERSHIP
         (a)  See Row 9 on Page 2
         (b)  See Row 11 on Page 2
         (c) The State of Wisconsin Investment Board retains sole voting and dispositive power for all shares.

ITEM 5. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING ____.

ITEM 6.  NOT APPLICABLE

ITEM 7.  NOT APPLICABLE

ITEM 8.  NOT APPLICABLE

ITEM 9.  NOT APPLICABLE

ITEM 10. CERTIFICATION
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

        After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 13, 1995
                         ____________________________
                                     Date

                                 George Natzke
                         ____________________________
                                   Signature

                         George Natzke, Administrator
                         ____________________________
                                  Name/Title